CHINA INFORMATION TECHNOLOGY, INC.
ANNOUNCES THIRD QUARTER 2011 RESULTS

(Shenzhen, China – November 9, 2011) -- China Information Technology, Inc. (Nasdaq: CNIT), a leading provider of Information Technology (IT) and Display Technology (DT) based in China, today announced its financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights

  Revenues decreased 35.0 % YoY to US$28.5 million

  Gross Profit decreased 55.0% YoY to US$9.5 million, with Gross Margin decreasing to 33.3%

  Operating Profit decreased 89.5% YoY to US$1.4 million

  Non-GAAP Net Income decreased 89.6% YoY to US$1.2 million

  Non-GAAP Fully Diluted EPS was US$0.02

  Cash flow from operations was US$7.2 million vs. US$18.9 million a year ago

Mr. Jiang Huai Lin, chairman and chief executive officer of the Company, commented, “We experienced another weak season in the third quarter of the year. As we expected, like many companies in China with public sector clientele, we also continue to be affected by the monetary tightening policies which the Chinese government enacted at the start of the year to ease domestic inflationary pressure. In particular our digital public security related business, which used to be a major contributor to our revenues, continued to suffer dramatically with the slowdown of major government projects. Our revenues in the third quarter declined 35.0% from the previous year, reflecting a sharp slowdown for our digital public security technology (DPST), geographic information systems (GIS) and hospital information systems (HIS) business lines. These three areas make up our core IT segment, which contributed $15.8 million, or 55.4%, of our total revenues in the quarter.

However, we strongly believe that the slowdown in our business this year is temporary, and that the effects of government policies will eventually ease. We have good relationships with many public sector organizations, including public security, traffic police, surveying and mapping and electric grid agencies throughout China, and hospitals in Guangdong, Guangxi, Hunan and Chongqing; we continue to work on GIS projects for China’s Shuohuang Rail, one of the main west-to-east coal transport lines in the country, while we focus on expanding our Internet-based global mapping project, Map World; and we also are continuing to work on penetrating our Geo brand in China's growing GIS market. We continue to have great faith in our technological capabilities. We expect our strong reputation and relationships will help many of our projects pick up again over the long-term.

In the meantime we will continue to manage this tough period by both maximizing commercial opportunities for our existing portfolio of products, and putting equal focus on our DT segment to offset some of the pressures resulting from the slowdown in government projects. During the quarter we launched a series of innovative new touch screen products, embedded with our core application and content software. We received positive feedback to these new products from a number of new clients from the education, media and commercial markets. Going forward we expect both our core IT and DT segments to help us realize more sustainable growth. Mr. Zhi Qiang Zhao continues to act as the Company’s Interim CFO, and we are actively engaged in vetting suitable candidates for the position. By continuing to seek opportunities for our core offerings while remaining flexible in our businesses, we are determined to weather and overcome the temporary challenges we currently face.”

Third Quarter 2011 Financial Results

Revenues

For the three months ended September 30, 2011, revenue totaled $28.5 million, compared with $43.8 million for the three months ended September 30, 2010, a decrease of $15.3 million, or 35.0% . The decrease was primarily due to the Chinese government’s implementation of monetary tightening policies, which led to a slowdown in projects for the Company’s government customers, which generated over half of revenues during the three-month periods ended September 30, 2011 and 2010.

Product sales increased by $0.4 million, or 3.2%, to $13.0 million for the three months ended September 30, 2011, as compared with $12.6 million in the same period of 2010. Product sales constituted 45.8% of total revenue during the three-month period ended September 30, 2011, as compared with 28.9% during the same period ended September 30, 2010. The increase mainly reflected the Company’s efforts to grow its DT segment, to meet market demand from non-government sectors.

Software sales decreased by $22.6 million, or 76.8%, to $6.9 million for the three months ended September 30, 2011, from $29.5 million for the three months ended September 30, 2010. Software sales constituted 24.1% of the Company’s total revenue, which decreased from 67.3% during the same period in the prior year. The decrease was mainly due to the Chinese government’s implementation of monetary tightening policies, which led to a slowdown in software projects for the Company’s government customers.

Sales of system integration services increased by $6.8 million, or 503.4%, to $8.1 million for the three months ended September 30, 2011, as compared with $1.3 million for the same period of 2010. As a percentage of revenue, system integration sales increased from 3.1% during the three months ended September 30, 2010 to 28.6% during the three months ended September 30, 2011. The  increase was mainly the result of an increase in demand for system integration solutions in connection with the Shenzhen Summer Universiade, which was held in August 2011, and new integration projects the Company secured during the second quarter of 2011, including a $2.4 million system integration contract for Shenzhen Police TETRA system.

Other revenue increased by $0.1 million, or 27.3%, from $0.3 million in the three months ended September 30, 2010 to $0.4 million in the same period of 2011. Other revenue was derived from maintenance services during the current period while during the three months ended September 30, 2010, the Company also generated royalty income.

In terms of segment weights, the Company’s IT segment accounted for 55.4% of revenues in Q3 2011, as compared with 79.6% in the same period last year, while its DT segment contributed 44.6% of revenues in Q3 2011, compared with 20.4% in the same period last year.

Cost of Revenue and Gross Profit

Cost of revenues decreased by $3.7 million, or 16.5%, to $19.0 million for the three months ended September 30, 2011, as compared with $22.7 million for the three months ended September 30, 2010. As a percentage of revenues, the Company’s cost of revenue increased to 66.7% during the three months ended September 30, 2011, from 51.9% in the same period of 2010. As a result, gross margin was 33.3% for the three months ended September 30, 2011, a decrease of 1,480 basis points from 48.1% in the same period of 2010.

The decrease in the Company’s gross profit margins resulted from the following factors:

  During the current quarter, the DT solutions business expanded from 20.4% of total revenues in the third quarter of 2010 to 44.6% in the third quarter of 2011. The DT solutions business has lower average gross margins than other segments of the Company’s business.

  As a result of the slowdown of software projects for government customers due to the Chinese government's implementation of monetary tightening policies, which caused the percentage of revenue from software sales to drop from 67.3% in the third quarter of 2010 to 24.1% in the quarter just completed. On average, software projects have higher average gross margins than other segments of the Company’s business.

  The gross profit margin for our system integration business decreased from 53.9% in the third quarter of 2010 to 26.4% in the third quarter of 2011, primarily because certain projects in 2010 had higher average gross margins

  Since the start of 2011, we have been more selective in our acceptance of orders in an effort to improve the quality of our earnings. As a result, the gross margin for software and product sales increased in the third quarter of 2011.

Administrative Expenses

Administrative expenses decreased by $0.3 million, or 4.9%, to $5.2 million for the three months ended September 30, 2011, from $5.5 million in the same period of 2010.

Research and Development Expenses

Research and development expenses increased by $0.2 million, or 18.0%, to $1.1 million for the three months ended September 30, 2011, from $0.9 million in the same period of 2010. As a percentage of revenue, research and development expenses accounted for approximately 3.9% of total revenue for the three months ended September 30, 2011, compared with 2.1% of total revenue for the same period in 2010. Such increase was primarily due to efforts to improve the profitability of existing product offerings as well as development of new products.

Selling Expenses

The Company’s selling expenses increased $0.1 million, or 7.9%, to $1.8 million for the three months ended September 30, 2011, from $1.7 million in the corresponding period of 2010. This increase was due to the Company’s increasingly nationwide market expansion, which requires increased travel and telecommunication expenses as well as increased total compensation to sales and marketing staff.

Income from Operations

Income from operations was $1.4 million in the third quarter of 2011, a decrease of 89.5% from $13.0 million in the same period in 2010.

Net Income Attributable to the Company

Net income decreased $9.7 million, or 91.3%, to $0.9 million during the three months ended September 30, 2011, from $10.6 million for the same period in 2010.

Net income attributable to the Company on a Non-GAAP basis was $1.2 million in the third quarter of 2011 versus $ 11.9 million in the third quarter of 2010, a decrease of 89.6% .

Cash and Cash Equivalents

As of September 30, 2011, the Company had cash and cash equivalents of $5.2 million, as compared with $18.2 million at the end of 2010.

Adjustment of Guidance

As a result of the significant slowdown in the Company’s IT business segment, the Company now adjusts its revenue guidance for the full fiscal year of 2011 to be between $100 million and $110 million, as compared with the previously announced revenue guidance of $165 million to $187 million. Adjusted net income is now expected to be between $15 million and $16 million, as compared with the previously announced revenue guidance of $42 million and $45 million, excluding any non-cash expenses as a result of employee stock awards, amortization of intangible assets associated with acquisitions and changes in fair value of contingent considerations.

The Company expects full fiscal year 2012 revenues to be between $110 million and $125 million. Adjusted net income for 2012 is expected to be between $9 million and $11 million, excluding any non-cash expenses as a result of employee stock awards, amortization of intangible assets associated with acquisitions and changes in fair value of contingent considerations.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash charges. China Information Technology believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Information Technology. Accordingly, management excludes the expense arising from certain non-cash charges when making operational decisions. China Information Technology believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Information Technology's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Information Technology's performance using the same methodology and information as that used by China Information Technology's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Information Technology's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table presents the non-GAAP financial measures contained in this press release and the most directly comparable GAAP measures and provides a reconciliation of the non-GAAP measures to the most directly comparable GAAP measures.

Q3 2011 Reconciliation of Net Income and EPS
to Exclude SBC, Amortization of Intangible Assets and Contingent Consideration

	3 Mos. Ended	3 Mos. Ended	9 Mos. Ended	9 Mos. Ended
	30-Sep-11	30-Sep-10	30-Sep-11	30-Sep-10

Net income Attributable to the Company	927,827	10,609,768	14,751,847	26,242,945

Stock based compensation ("SBC")	-	1,130,000	-	1,130,000

Amortization	323,083	422,697	950,820	1,349,745

Change in fair value of contingent consideration *	(12,311)	(240,718)	(1,481,757)	(940,986)

Net income (without SBC, amortization and contingent consideration)	1,238,599	11,921,747	14,220,910	27,781,704

Weighted Average Number of Shares Outstanding
Basic	53,801,841	51,466,927	52,994,328	51,377,933
Diluted	53,801,841	51,466,927	52,994,328	51,377,933

Earnings per share (without SBC, amortization and contingent consideration)
Basic	$0.02	$0.23	$0.27	$0.54
Diluted	$0.02	$0.23	$0.27	$0.54

* Represents a gain from the change of fair value of the contingent consideration for the acquisition of Huipu Electronics (Shenzhen) Company Ltd. as at the respective reporting dates according to FASB ASC 805 – Business Combinations

Conference Call

China Information Technology will host a corresponding conference call and live webcast before the market opens on Wednesday, November 9, 2011 at 7:00 am Eastern Standard Time (EST) (which is also 8:00 pm in Beijing and Hong Kong).

The dial-in details for the live conference call are as follows:

- U.S. Toll Free Number:	+1 866 519 4004
- International Dial-in Number:	+65 6723 9381
- China Toll Free Number:	800 819 0121
- China Toll Free Mobile Number:	400 6208038
- Hong Kong Toll Free Number:	800 930 346

Conference ID: 22149721

A live and archived webcast of the call will be available on the Investor Relations section of China Information Technology’s website at http://www.chinacnit.com.

A telephone replay of the call will be available beginning two hours after the conclusion of the conference call through 11:59 pm Eastern Standard Time, November 18, 2011.

The dial-in details for the replay are as follows:

- U.S. Toll Free Number	+1 866 214 5335
- International Dial-in Number	+61 2 8235 5000

Conference ID: 22149721

About China Information Technology, Inc.

China Information Technology, Inc., through its subsidiaries and other consolidated entities, specializes in geographic information systems (GIS), digital public security technology (DPST), and hospital information systems (HIS), as well as high-end digital display products and solutions in China. Headquartered in Shenzhen, China, the Company’s integrated solutions include specialized software, hardware, systems integration, and related services to help its customers improve efficiency in information management. To learn more about the Company, please visit its corporate website at http://www.chinacnit.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Information Technology, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the significance of the Company's new contract wins during the quarter; the ability of the Company to continue to strengthen its position in the industry by winning and successfully performing under national contracts; the significance of the Company’s business segments, the ability of the Company to secure future opportunities in the market by leveraging its R&D capabilities and reputation; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to sustain growth while creating shareholder value; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

China Information Technology, Inc.
Iris Yan
Tel: +86 755 8370 4767
Email: IR@chinacnit.com
Web: http://www.chinacnit.com

Christensen
Kathy Li
Tel: +1 480 614 3036
Email: kli@christensenir.com

Teal Willingham
Tel: +86 10 5826 4939
Email: twillingham@christensenir.com

CHINA INFORMATION TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2011 AND DECEMBER 31, 2010 Expressed in U.S. dollars (Except for share amounts)

	September 30	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,179,223	$18,166,857
Restricted cash	10,835,585	8,344,147
Accounts receivable:
Billed, net of allowance for doubtful accounts of $ 6,690,000 and $6,073,000, respectively	21,464,972	31,172,599
Unbilled	83,085,830	67,622,656
Bills receivable	551,437	201,003
Advances to suppliers	9,587,335	9,246,437
Amounts due from related parties	64,636	330,876
Inventories, net of provision of $1,030,000 and $578,000, respectively	32,886,623	19,931,866
Other receivables and prepaid expenses	4,940,203	2,463,562
Deferred tax assets	1,383,572	1,565,006
TOTAL CURRENT ASSETS	169,979,416	159,045,009

Deposit for software purchase	1,721,500	3,034,000
Deposit for purchase of land use rights	27,406,974	26,566,377
Long-term investments	2,387,829	3,296,252
Property, plant and equipment, net	88,604,444	79,348,883
Land use rights, net	1,956,630	1,929,194
Intangible assets, net	14,113,898	13,725,274
Goodwill	53,657,569	51,918,275
Deferred tax assets	828,076	538,460
TOTAL ASSETS	$360,656,336	$339,401,724

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	$35,600,638	$35,326,566

Accounts payable	17,717,509	17,249,334
Bills payable	28,023,135	20,536,475
Advances from customers	5,014,972	7,480,686
Amounts due to related parties	593,491	1,293,866
Accrued payroll and benefits	3,065,738	4,304,988
Other payables and accrued expenses	9,622,439	6,953,561
Contingent consideration, current portion	-	3,267,087
Income tax payable	3,109,904	3,809,708
TOTAL CURRENT LIABILITIES	102,747,826	100,222,271

Long-term bank loans	118,036	5,863,205
Amounts due to related parties, long-term portion	12,552	5,014,949
Contingent consideration, net of current portion	-	901,171
Deferred tax liabilities	1,414,158	1,824,434
TOTAL LIABILITIES	104,292,572	113,826,030

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY

Common stock, par $0.01; authorized capital 200,000,000
shares; shares issued and outstanding 2011: 55,182,924, 2010:
52,061,787 shares	286,326	255,115
Treasury stock, 6,000 shares, at cost	(11,468)	(11,468)
Additional paid-in capital	101,261,307	92,294,350
Reserve	12,968,985	12,968,985
Retained earnings	104,992,512	90,240,665
Accumulated other comprehensive income	18,559,709	11,325,040
Total equity of the Company	238,057,371	207,072,687
Non-controlling interest	18,306,393	18,503,007
Total equity	256,363,764	225,575,694

TOTAL LIABILITIES AND EQUITY	$360,656,336	$339,401,724

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
Expressed in U.S. dollars (Except for share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Revenue - Products	$13,042,469	$12,643,172	$32,162,844	$26,462,653
Revenue - Software	6,852,447	29,474,263	29,999,605	67,059,131
Revenue - System integration	8,134,110	1,347,984	20,189,827	7,617,390
Revenue - Others	433,545	340,712	946,822	1,488,952
TOTAL REVENUE	28,462,571	43,806,131	83,299,098	102,628,126

Cost - Products sold	10,315,504	10,725,203	24,910,658	21,779,326
Cost - Software sold	2,534,256	11,314,585	8,921,148	27,973,686
Cost - System integration	5,983,569	621,310	14,097,762	3,667,840
Cost - Others	143,894	59,440	306,786	205,922
TOTAL COST	18,977,223	22,720,538	48,236,354	53,626,774

GROSS PROFIT	9,485,348	21,085,593	35,062,744	49,001,352

Administrative expenses	(5,181,609)	(5,449,209)	(11,061,388)	(10,840,741)
Research and development expenses	(1,106,500)	(937,774)	(2,990,237)	(2,067,854)
Selling expenses	(1,831,845)	(1,697,564)	(5,270,739)	(4,401,337)
INCOME FROM OPERATIONS	1,365,394	13,001,046	15,740,380	31,691,420

Subsidy income	475,026	6,521	592,530	438,201
Other (loss) income, net	(109,459)	350,874	1,481,792	992,973
Interest income	119,861	22,024	254,807	51,318
Interest expense	(943,947)	(548,184)	(2,420,600)	(960,832)
INCOME BEFORE INCOME TAXES	906,875	12,832,281	15,648,909	32,213,080

Income tax expense	(11,807)	(2,361,593)	(1,331,765)	(5,696,285)
NET INCOME	895,068	10,470,688	14,317,144	26,516,795

Less: Net loss (income ) attributable to the non-controlling interest	32,759	139,080	434,703	(273,850)
NET INCOME ATTRIBUTABLE TO THE COMPANY	$927,827	$10,609,768	$14,751,847	$26,242,945

Weighted average number of shares
Basic	53,801,841	51,466,927	52,994,328	51,377,933
Diluted	53,801,841	51,466,927	52,994,328	51,377,933

Earnings per share - Basic and Diluted
Basic - Net income attributable to the Company's common stockholders	$0.02	$0.21	$0.28	$0.51
Diluted - Net income attributable to the Company's common stockholders	$0.02	$0.21	$0.28	$0.51

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 Expressed in U.S. dollars
(Except for share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	30, 2011	30, 2010	30, 2011	30, 2010
Net income	$895,068	$10,470,688	$14,317,144	$26,516,795
Other comprehensive income:
Foreign currency translation gain	2,590,250	2,948,257	7,472,758	3,972,752
Comprehensive income	3,485,318	13,418,945	21,789,902	30,489,547
Comprehensive loss (income) attributable to the non-controlling interest	(57,098)	99,972	196,614	(333,456)
Comprehensive income attributable to the Company	$3,428,220	$13,518,917	$21,986,516	$30,156,091

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
Expressed in U.S. dollars
(Unaudited)
	Nine Months	Nine Months
	Ended	Ended
	September 30, 2011	September 30, 2010
OPERATING ACTIVITIES
Net income	$14,317,144	$26,516,795
Adjustments to reconcile net income to net cash provided by operating activities:
Provide provision for losses on accounts receivable and other receivables	323,961	1,060,348
Depreciation	7,966,319	5,415,554
Amortization of intangible assets and land use rights	1,315,848	1,349,745
Stock-based compensation	-	1,130,000
Loss on disposal of property, plant and equipment, net	195,196	321,854
Loss on write-off of land use rights	-	231,615
Impairment of long-term investments	997,449	850,320
Provide provision for obsolete inventories	426,295	130,328
Change in fair value of contingent consideration	(1,481,757)	(940,986)
Change in deferred income tax	(643,327)	162,900
Imputed interests in relation to shareholder's loan	166,667	125,000
Changes in operating assets and liabilities
Increase in restricted cash	(2,966,985)	(658,872)
Increase in accounts receivable	(3,488,629)	(19,772,920)
Increase in advances to suppliers	(194,542)	(2,394,325)
(Increase) decrease in other receivables and prepaid expenses	(2,267,718)	8,134,566
Increase in inventories	(12,515,398)	(12,431,677)
Increase in accounts and bills payable	6,662,046	11,143,415
(Decrease) increase in advances from customers	(2,655,120)	2,100,476
(Decrease) increase in amounts due to related parties	(501,058)	75,244
Increase (decrease) in accrued expenses and other liabilities	2,231,628	(5,931,994)
(Decrease) increase in income tax payable	(663,790)	2,253,344
Net cash provided by operating activities	7,224,229	18,870,730

INVESTING ACTIVITIES
Purchase of land use rights	-	(231,615)
Purchases of property, plant and equipment	(7,239,423)	(24,332,630)
Capitalized and purchased software development costs	(1,237,774)	(899,204)

Proceeds from sales of property and equipment	-	55,925
Deposit for purchase of land use rights	-	(17,266,658)
Deposit for software purchase	(5,934,390)	(4,963,154)
Net cash (used in) investing activities	(14,411,587)	(47,637,336)

FINANCING ACTIVITIES
Borrowings under short-term loans	68,899,346	37,198,374
Borrowing of shareholder’s loan	-	6,029,700
Borrowing of long-term loans	-	8,443,540
Increase in restricted cash in relation to credit facilities	773,158	(1,172,663)
Repayment of short-term loans	(73,811,687)	(26,150,419)
Repayment of shareholder’s loan	-	(1,029,700)
Repayment of long-term loans	(1,751,780)	(1,912,300)
Issued common stock	-	9,383,440
Capital injection to Geo by minority shareholders	-	1,734,309
Net cash used in/ provided by financing activities	(5,890,963)	32,524,281
Effect of exchange rate changes on cash and cash equivalents	90,687	765,526
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(12,987,634)	4,523,201
CASH AND CASH EQUIVALENTS, BEGINNING	18,166,857	13,478,633
CASH AND CASH EQUIVALENTS, ENDING	$5,179,223	$18,001,834

Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes	$2,687,586	$3,288,052
Interest paid	$2,006,813	$834,857

Supplemental disclosure of significant non-cash transactions:

On February 8, 2011, the Company granted eligible employees a total of 250,000 shares of the Company's common stock as compensation under the China Information Technology, Inc. 2007 Equity Incentive Plan. The fair value of these shares of approximately $1.1 million, based on the quoted market price, was accrued as of December 31, 2010 as the compensation was for services provided in 2010.

On May 3, 2011, upon achievement of earn out targets by Huipu Electronics (Shenzhen) Co., Ltd., a PRC company (“Huipu”), the Company issued 330,578 shares of the Company’s common stock in connection with the acquisition of Huipu.

On August 16, 2011, the Company issued a total of 1,851,852 shares of the Company’s common stock at a conversion price of $2.70 per share as full repayment for a shareholder’s loan of $5 million.

On August 30, 2011, the Company settled the remaining potential earn out for 2011 and 2012 with Huipu’s former shareholder and issued 688,707 shares of the Company’s common stock in connection with the acquisition of Huipu.